Exhibit 3.1

ENGLISH TRANSLATION OF ARTICLES OF INCORPORATION
OF
BIOCANCELL LTD. (the “Company”)

Chapter One - General

1.	Introduction

1.1	Each of the words hereinafter set forth shall in these Articles, bear the meaning set out opposite them:

Law -	the provisions of any law applying in the State of Israel.
Administrative Proceeding -
a proceeding according to Chapter H-3 )imposition of financial sanctions by the Securities Authority(, H-4 (imposition of administrative enforcement measures by the Administrative Enforcement Commission) or I-1 (conditional arrangement for avoiding the taking of proceedings or termination of proceedings) of the Securities Law, 5728-1968, as amended from time to time.

Companies Law -	means the Companies Law, 5759-1999, or other provision of law replacing the same.
Securities Law, 5728-1968 -	the Securities Law, 5728-1968, or other provision of law replacing the same.
Business Day -	a day on which most of the banks in Israel are open for transaction of business.
Writing -
printing or other form of printing words including documents that have been transmitted in writing by fax, cable, telex, e-mail, computer or other electronic means of communication, that creates or enables the creation of a copy and/or print-out of the document.

Securities -	as defined by section 1 of the Securities Law.
Incompetent -	a person declared to be incompetent pursuant to the Legal Capacity and Guardianship Law, 5722-1962.
Companies Ordinance -	the Companies Ordinance (New Version) 5743-1983, or any other provision of law replacing the same.
Simple Majority -	a majority of more than one half of the votes of the shareholders entitled to vote and who have voted, personally or by proxy or by means of a voting warrant, but excepting abstentions.
Articles -	the articles of association of the Company as presently framed or duly modified from time to time, either expressly or under any law.
Companies Regulations-	regulations that have been promulgated by virtue of the Companies Law and/or the Companies Ordinance.
Securities Regulations -	regulations that have been promulgated by virtue of the Securities Law.
Related Company -
a corporation that directly or indirectly controls the Company and/or any other corporation that is, directly or indirectly, controlled by such corporation and/or a corporation that is controlled, directly or indirectly, by the Company.

Registered Shareholder-	a shareholder registered in the Company’s register of members.
Unregistered Shareholder-	a shareholder who is not registered in the Company’s register of members.

1.2	In these Articles, the reference to any organ or officeholder is to those of the Company.

1.3
In the absence of any other provision on the subject and save where the subject matter or the context is inconsistent therewith, the provisions of sections 3–10 of the Interpretation Law, 5741-1981, will, mutatis mutandis, similarly apply to the interpretation of the Articles.

Unless otherwise provided in this clause, words and expressions contained in the Articles shall bear the meaning ascribed thereto in the Companies Law, and in the absence thereof in the Companies Law, then the meaning ascribed thereto in the Companies Regulations, and in the absence thereof, the meaning ascribed thereto in the Securities Law, and in the absence thereof, the meaning ascribed thereto in the Securities Regulations, and in the absence thereof, the meaning ascribed thereto in any other law, save where such meaning is inconsistent with the context in which such word or expression appears, or the essential thrust of the relevant provision contained in the Articles.

Reference herein to any provision of law that has been amended or repealed, shall be regarded as valid as if it were part of these Articles, unless such provision is invalidated as a result of such amendment or repeal.

The provisions hereof are in addition to and do not override the provisions prescribed in the Companies Law. In the event of any of the provisions hereof being contrary to that permitted by law, such provisions will be interpreted to the extent possible in consistency with such provisions of law.

2.	Public company

The Company is a public company.

3.	Objects of the Company

The objects of the Company are to engage in any lawful business.

4.	Limit on liability

The liability of each of the shareholders in the Company is limited to pay the full amount of the sum that it undertook to pay at the time of the allotment, in respect of the shares allotted to it.

5.	Alteration of the Articles

Save as otherwise prescribed in relation to any particular provision of these Articles, the Company may alter or replace any of the provisions hereof by resolution that will be adopted by the general meeting by simple majority.

6.	Donations

The Company may make donations even if the same falls outside the framework of business considerations.

Chapter Two - Share capital of the Company

7.	Share capital

7.1
The registered share capital of the Company is NIS 7,500,000, which is divided into 75,000,000 ordinary shares, registered in name, of NIS 0.10 par value each (hereinafter: “Share”, “Ordinary Share”, “Shares” or “Ordinary Shares”, as appropriate). Each Share confers the right to receive invitations to and to participate and vote in the general meetings. The holder of a Share will have one vote for every fully paid Share that he holds. All the Shares shall rank pari passu in relation to the amounts of equity paid or credited as paid on account of their par value, in all matters relating to a dividend, the distribution of bonus shares and any other distribution, repurchase and participation in the distribution of the Company’s surplus assets upon liquidation.

7.2	The provisions of these Articles with respect to shares shall similarly apply to other securities that will be issued by the Company, mutatis mutandis.

8.	Issue of shares and other securities

8.1
No pre-emption right - the existing shareholders of the Company shall have no right of pre-emption, preferential or other right to acquire securities of the Company. The board of directors may, at its absolute discretion, first offer securities of the Company to all or some of the existing shareholders.

8.2	Redeemable securities - the Company may issue redeemable securities that confer the rights and are subject to the terms as shall be determined by the board of directors.

8.3
Commissions - the Company may pay a commission to any person (including underwriting fees) in consideration of underwriting, marketing or distribution services of the Company’s securities, either absolutely or conditionally, on such conditions as will be determined by the board of directors. The payments mentioned in this paragraph may be paid in cash or securities of the Company, or partly in one way and partly in another.

8.4
The board of directors may provide for differences amongst the holders of the securities of the Company in relation to the conditions of allotment of the Company’s securities and the rights attached thereto and vary such conditions, including a waiver of part thereof. The board of directors may further issue to the securities holders demands for unpaid sums in respect of the securities that they hold.

8.5
Unless otherwise provided by the terms of issue, any payment on account of a share will first be appropriated on account of the notional amount and only thereafter on account of the premium on any share.

8.6
A shareholder shall not be entitled to his rights as shareholder, including a dividend, unless he has fully repaid the amounts under the terms of the allotment, with the addition of interest, linkage and expenses, if any, and all unless otherwise determined in the terms of the allotment.

8.7	The board of directors may forfeit and sell, re-allot or otherwise dispose of any security for which the full amount has not been paid, as they decide, including for no consideration.

8.8
Save for the rights and obligations that are excepted by these Articles or which by law are granted to or imposed on any former holder of a security, the forfeiture of a security shall nullify at the time of forfeiture, any right in, or claim or demand against, the Company, in relation to the security.

9.	Register of members of the Company and issue of share certificate

9.1
The secretary of the Company, or any person who has been appointed by the board of directors of the Company, shall be responsible for maintaining the register of members and the register of material shareholders. A shareholder shall be entitled to receive from the Company, free of charge, within two months of the allotment or registration of the transfer (unless the terms of issue determine otherwise) a number of certificates as resolved by the Company for all the shares of a certain class that are registered in his name, denoting the number and class of the shares and any other particular the board of directors shall deem to be important.  In the event of a share that is held jointly, the Company shall not be bound to issue more than one certificate to the joint holders, and the delivery of any such certificate to any one of the joint holders shall be deemed to be delivery to all.

9.2	The board of directors may close the registers of the shareholders up to an aggregate period of 30 days in any year.

9.3
Each certificate shall bear the seal or stamp of the Company or its printed name and the signature of two of the following persons: the general manager, deputy financial manager and secretary of the Company; or the signature of such other person who will have been appointed by the board of directors for such purpose.

9.4
The Company is entitled to issue a new certificate in place of a certificate that was issued and lost or defaced or destroyed, on receipt of proof and indemnity as required by the Company, after payment of any such amount as determined by the board of directors. The Company may, pursuant to a resolution of the board of directors, replace existing certificates with new ones, without payment, subject to the conditions that will be determined by the board of directors.

9.5
Where two or more persons are registered as joint holders of a share, each of them shall be entitled to acknowledge the receipt of dividend or other payments in respect of the said share, and such acknowledgement will be binding on all the holders of that share.

9.6
The Company may recognize a trustee as holder of a share and issue a share certificate in the trustee’s name provided the trustee will have given notice of the identity of the beneficiary of the trust. The Company shall not be bound or required to recognize any equitable or contingent right or a future right or partial right or other right whatsoever in respect of any such share, other than the absolute right of the registered shareholder of each share unless on the basis of a judicial order or pursuant to the requirements of any law.

10.	Transfer of Shares of the Company

10.1	Shares of the Company may be transferred.

10.2
The transfer of Shares that are registered in the Shareholder Register will not be recorded in the name of a registered shareholder, unless an original signed transfer deed (hereinafter: the "Transfer Deed") has been submitted to the Company, unless otherwise determined by the Company’s board of directors. A Transfer Deed will be drawn up in the format set out in the Articles or in best approximation thereof or in another format approved by the board of directors.

Instrument of Share Transfer

I, the undersigned ______________I.D./corporate no. ___________________
of ___________________ (hereinafter "the Transferor")
transfer to _____________________ I.D./corporate no. ___________________
of__________________________ (hereinafter "the Transferee")
In consideration of the sum of NIS ___________
(in words____________New Shekels) paid to me for ______ shares of_______n.v. NIS each marked numbered ___________to __________, (inclusive) of the Company _____________Ltd., (hereinafter: “the Company”) to be held by the Transferee, the administrator of his estate and by his successors on the conditions on which I held the same at the time of the execution hereof and I, the Transferee agree to take the said shares on such conditions, and subject to these the Articles of the Company, from time to time.

IN WITNESS WHEREOF we have set our hands this _____ day of ___________ ___.

Name and signature of the Transferor:__________________
Name of the lawyer witness to the signature: __________________
Name and signature of the Transferee:_______________
Name of the lawyer witness to the signature: __________________

The transfer of Shares that have not been fully paid, or of Shares on which the Company      has a lien or a pledge, will not take effect, unless approved by the board of directors, which is entitled, at its sole discretion and without providing reasons therefore, to decline to record such transfer.

The board of directors may reject the transfer of such Shares and may also condition the transfer of such Shares upon the undertaking by the transferee, at the volume and in the manner that would be determined by the board of directors, to repay the liabilities of the transferor in respect of the Shares or the liabilities with respect to which the Company has a lien or a pledge on the Shares.

10.3	The transferor will continue to be deemed as the holder of the Transferred Shares until the name of the transfer recipient is recorded in the Company’s Shareholder Register.

10.4
The Transfer Deed will be submitted at the registered office of the Company to be recorded, together with the certificates of registration (if issued) of the Shares that are to be transferred and any other evidence that may be required by the Company regarding the proprietary right of the transferor in the Shares or his right to transfer them

10.5
The holder of a Share jointly with others who wishes to transfer his right in the Share but is not in possession of the Share certificate will not be required to attach the Share certificate to the Transfer Deed, provided that the Transfer Deed specifies that the transferor is not in possession of the Share certificate pertaining to the Share whose right in which is being transferred and that the Transferred Share is jointly held by others, whose details shall be provided.

10.6	The Company may require the payment of a fee for the recording of the transfer in an amount or at a rate as shall be determined by the Board of Directors from time to time.

10.7
Upon the passing away of the holder of Shares in the Company, the Company will recognize the custodians or the estate administrator, the executor of the will, or in the absence of these the legal heirs of the shareholder, as the exclusive parties eligible to the Shares of the shareholders, this after receiving proof of such eligibility, as shall be determined by the board of directors.

10.8
If a shareholder who passes away had held Shares jointly with others, the Company will recognize the surviving party as the holder of said shares, unless all joint holders of the Share had notified the Company in writing prior to the passing away of any of them of their wish not to apply the provisions of this Article; nevertheless, this will not suffice to exempt the estate of a joint shareholder from any obligation that would have been required of the joint shareholder had he not passed away.

10.9
A person who acquired a right in Shares in his capacity as custodian, estate administrator, heir of a shareholder, receiver, liquidator or trustee in the bankruptcy of a shareholder or under another provision of the law, is entitled, subject to providing proof of his right as shall be required by the board of directors, to be registered as the shareholder or to transfer them to another person, subject to the provisions of the Articles with respect to transfer.

10.10
A person who acquires a right to a Share as a result of its transfer under the law, shall be entitled to a dividend and to the other rights pertaining to the Share and shall also be entitled to receive and give receipts for a dividend or other payments made in connection with the Share, but shall not be entitled to receive notices in respect of the Company’s general meetings (to the extent that such right exists), and to participate or vote therein in connection with that Share or to use any right conferred by the Share, except as stated above, until he registered in the Shareholder Register.

11.	Bearer share certificate

The Company will not issue bearer share certificates.

12.	Lien on shares

12.1
The Company shall have a first charge and right of lien on all shares that are not fully paid up and registered in the name of each shareholder and on the proceeds of sale thereof (whether or not they have matured for payment), in relation to monies which have been demanded or which shall become payable on a fixed date for such share.  The Company shall have a first lien on all the shares (other than fully paid up shares) registered in the name of a shareholder as security for the monies due from him, or his assets, whether solely or jointly with others.  Such lien shall also apply to dividends declared from time to time in respect of these shares.

12.2
The board of directors may, in order to exercise any such charge or lien, sell the shares that are, in whole or in part, subject to the lien in any manner they may deem fit, but no sale shall be made until notice in writing is given to such shareholder concerning the Company’s intention to sell the shares and such sums have not been paid within fourteen days of the notice. The net proceeds of any such sale, after payment of costs of the sale, shall be used to pay the debts or the liabilities of the shareholder and the residue (if any) shall be paid to him.

12.3
If a sale of shares is made or in order to enforce a charge or lien by the apparent exercise of the powers conferred above, the board of directors is entitled to register them in the register in the name of the purchaser, and the purchaser shall not be bound to see the regularity of the proceedings or the manner in which the proceeds of the sale have been applied.  After they have been entered in the register in his name, no person shall have any right to challenge the validity of the sale.

13.	Changes to the share capital

The general meeting may decide to take any of the following actions at any time, provided that such resolution of the general meeting is passed by a simple majority.

13.1	Increasing the Registered Capital

To Increase the Registered Capital of the Company, whether or not all of the shares registered at such time had been issued. The increased capital will be divided into Shares conferring ordinary rights, preference rights, deferred rights or other special rights (in subordination to the special rights attaching to an existing class of Shares) or subject to the conditions and restrictions relating to a dividend, repurchase, voting or other conditions, as directed by the general meeting in its resolution to increase the registered capital. All being subject to the provisions of Section 46B of the Securities Law, which determines that the capital of a company whose Shares are listed for trade on the Stock Exchange for the first time will comprise a single class of Shares.

13.2	Amendment of rights

13.2.1
Whenever the Share Capital is divided into different classes, the Company shall be entitled, subject to a resolution being passed at the shareholders’ meeting by simple majority, unless otherwise provided by the terms of issuance of the Shares of the same class, to amend the rights conferred by any class of the Company’s Shares, provided that the written consent of all the holders of Shares of such class has been obtained or that the resolution was approved in a general meeting of the holders of Shares of such class, by a simple majority or - if otherwise provided in the terms of issuance of a specific class of Company Shares - as provided in the terms of issuance of such class of Shares. All being subject to the provisions of Section 46B of the Securities Law, which determines that the capital of a company whose shares are listed for trade on the Stock Exchange for the first time will comprise a single class of shares.

13.2.2
The rights conferred upon the holders or the owners of a class of Shares, whether issued with ordinary rights or with preference rights or with other special rights, will not be deemed to have been amended by the creation or the issuance of other Shares conferring the same rights, or the amendment of the rights attaching to existing Shares, unless otherwise provided in the terms of issuance of such Shares.

13.3	Consolidation and re-division of the Share Capital

The Company will be allowed to consolidate and re-divide its share capital, in whole or in part, into Shares with a higher or lesser par value than that set out in the Articles. In the event that, as a result of the consolidation, certain shareholders remain with fractional Shares after consolidation, the board of directors shall be entitled, subject to obtaining the approval of the general meeting in a resolution on the consolidation of capital as aforesaid:

13.3.1
To sell all the fractions, and for that purpose to appoint a trustee in whose name the Share certificates that include the fractions would be issued, to sell them, and the proceeds, net of commissions and expenses, will be divided among those eligible. The board of directors shall be entitled to decide that shareholders that are entitled to proceeds in an amount that is less than the sum determined by it, will not receive proceeds from the sale of the fractions as above, and their share in the proceeds will be divided among the shareholders that are entitled to proceeds in an amount that exceeds the sum determined, in proportion to the share of the proceeds to which they are entitled;

13.3.2
To allot to each shareholder with respect to which the consolidation and re-division results in a fractional Share, Shares of the class of Shares existing prior to the consolidation, fully paid, in such number the consolidation of which with the fraction will suffice for one whole Share, and such allotment will come into effect shortly before the consolidation;

13.3.3
To determine that shareholders shall not be entitled to receive a consolidated Share in respect of the fraction of a consolidated Share resulting from the consolidation of half or less of the number of Shares the consolidation of which creates one consolidated Share, and shall be entitled to receive a consolidated Share in respect of the fraction of a consolidated Share resulting from the consolidation of more than half of the number of Shares the consolidation of which creates one consolidated Share.

In the event that an action pursuant to paragraphs (b) or (c) above requires the allotment of additional Shares, these shall be paid in the manner applicable to the payment of bonus shares. Consolidation and re-division as above will not be deemed as the amendment of the rights attaching to the Shares to which the consolidation and re-division relate.

13.4	Cancellation of registered share capital that has not been allotted

To cancel registered share capital that has not yet been allotted, provided that the Company has no obligation to allot such Shares.

13.5	Splitting of share capital

To split the share capital of the Company, in whole or in part, into Shares with a lesser par value than that stipulated in the Articles by dividing all or part of the Company’s Shares at such time.

Chapter Three - General Meetings

14.	Powers of the general meeting

14.1	Matters falling within the power of the general meeting

Resolutions of the Company on the following matters will be adopted by the general meeting:

14.1.1	Alterations of the Articles.

14.1.2
The exercise of powers by the board of directors, provided the general meeting has determined by simple majority of the votes of the shareholders entitled to vote and who have voted, that the board of directors is constrained from exercising their powers and also that the exercise of any of their powers are essential for the proper management of the Company.

14.1.3	Approve activity and transactions requiring the approval of the general meeting pursuant to the provisions of sections 255 and 268 to 275 of the Companies Law.

14.1.4	Any resolution which is to be adopted by law or by the Articles, by resolution of the general meeting.

14.1.5	Any power that is conferred on the general meeting by law.

14.2	Power of the general meeting to transfer powers among the organs

The general meeting may, by simple majority of the votes of the shareholders who are entitled to vote and who have voted, take powers that are conferred upon any other organ and transfer the powers that are conferred on the general manager to the board of directors, all on a specific matter or for a specific period of time that shall not exceed that which is required in the circumstances.

15.	Notice of a general meeting

The Company is not obligated to give notice of a general meeting to the shareholders registered in the register of shareholders, other than as required by law.

The notice of a general meeting will specify the time and place of the convening of the meeting, its agenda, a summary of the proposed resolutions and any details required by law.

16.	Discussion at general meetings

16.1	Quorum

The discussion at a general meeting will not commence unless a quorum is present in the discussion. Two shareholders who are present in person or by proxy, and which hold or represent at least twenty five percent (25%) of the voting rights in the Company will constitute a quorum. In determining a quorum, a shareholder or his representative, who also serves as the proxy of other shareholders, will be deemed as two or more shareholders, depending on the number of shareholders represented by him.

16.2	Adjournment of the general meeting in the absence of a quorum

If half an hour had elapsed from the time set for the meeting and a quorum is not present, the meeting shall be adjourned by a week, to the same day, time and place, or to a later date, as shall be determined by the board of directors in a notice to the shareholders. The Company will announce the adjournment of the meeting and the date of holding of the adjourned meeting in an immediate report.

If a quorum is not present at the adjourned meeting, as aforesaid, a minimum of one shareholder, whether present in person or by proxy, will be deemed as quorum, unless the meeting was convened at the request of shareholders.

16.3	Chairman of the general meeting

The Chairman of the Board of Directors will chair every general meeting, and in his absence, anyone appointed for this purpose by the board of directors. In the absence of a Chairman, of if the chairman fails to appear at the meeting after 15 minutes have elapsed from the time set for the meeting, the shareholders who are present at the meeting, whether in person or by proxy, will elect as Chairman one of the Company’s directors or officers who are present at the meeting, or if no director or officer is present at the meeting or all have declined to chair the meeting, will elect one of the attending shareholders, or their representative or any of the attending officer, to chair the meeting.

The Chairman of the meeting will not have an additional or a casting vote.

The decision of the Chairman of a general meeting that a resolution has been passed unanimously or by a certain majority or rejected and the minutes of the general meeting signed by the Chairman constitute prima facie proof of that fact.

17.	Shareholders' voting

17.1
Majority - resolutions will be passed in general meeting by a simple majority, unless another majority is required by law. The majority will be determined by a count of votes, each Share conferring one vote upon its holder.

17.2
Ownership confirmation - a shareholder is required to provide to the Company an ownership confirmation at least two business days prior to the date of the general meeting. The Company is entitled to waive such requirement.

17.3	Voting by an incompetent - an incompetent may vote only through a trustee, a natural custodian, or another legal custodian. These persons may vote in person or by proxy.

17.4
Voting by joint holders of a Share - in the event that two or more shareholders jointly hold a share, one of them will vote, whether in person or by proxy. If more than one of the joint holders wishes to participate in a vote, only the primary joint holder may vote. For this purpose, the primary joint holder will be the person whose name appears first in the Shareholder Register.

17.5
The manner of voting and the counting of the votes will be in accordance with the provisions of the Companies Law. A resolution will be passed in a general meeting if it has received the majority required therefore under the law or the provisions of these Articles.

18.	Appointment of a voting proxy

18.1	Voting by proxy

A shareholder may appoint a proxy to participate and vote in his place, whether at a particular general meeting or generally at the Company’s general meetings, provided that a letter of authorization concerning the appointment of the proxy is delivered to the Company at least two business days prior to the date of the general meeting, unless the Company waives this requirement. A proxy is not required to be a shareholder in the Company.

If the letter of authorization does not refer to a particular general meeting, then a letter of authorization that has been deposited before one general meeting shall also be valid for subsequent general meetings.

The aforesaid shall also apply to a shareholder that is a corporation, which appoints a person to participate and vote on its behalf in general meeting.

18.2	Format of the letter of authorization

The letter of authorization will be signed by the shareholder or by a person authorized in writing, and if the appointer is a corporation, the letter will be signed in a manner that is binding to the corporation. The Company is entitled to demand the receipt of a written confirmation, to its satisfaction, of the authority of the signatories to bind the corporation. A letter of authorization will be drawn up in the format set out in the Company’s Articles. The Company Secretary or the Company’s board of directors shall be entitled, at their discretion, to accept a letter of authorization in a different format, provided that the changes are immaterial. The Company will only accept an original letter of authorization or a copy of the letter of authorization, provided that it has been approved by a notary or by a lawyer admitted in Israel.

Instrument of proxy

[Name of the Company]
[Address of the Company]	Date: _______________

Dear Sir/Madam,

Re: Annual/special general meeting of ___________________ (“the Company”)

That will be held on ____________________ (“the Meeting”)

I, the undersigned, I.D. no./registered no. _________________ of _________________ Street, being the registered owner of _________________ (*) ordinary shares of NIS._________ nominal value each, hereby empower _________________ I.D.(**) _______________ and/or _________________ I.D.(**) _______________ and/or _________________ I.D.(**) _______________ to attend and vote in my name and on my behalf at the above Meeting and at any adjourned meeting of the Company/at any general meeting of the Company, until I notify you otherwise.

Signature

(*)
A registered shareholder may grant a number of proxies, each relating to a different quantity of the Company’s shares that he holds, provided he shall not grant the proxies for a number larger than that which he holds.

(**)	In the case of a proxy not holding an Israeli I.D., the passport number and the country of issue, should be inserted where appropriate.

18.3	Effect of the letter of authorization

The voting under a letter of authorization will be valid even if prior to such vote the appointer passes away, or becomes incompetent, or becomes bankrupt, or in the case of a corporation - is liquidated, or has canceled the letter of authorization, or has transferred the Share with respect to which it was given, unless a written notice of such occurrence is received at the registered office of the Company before the meeting.

18.4	Disqualification of letters of authorization

Subject to the provisions of any law, the Company Secretary may, at his discretion, disqualify letters of authorization if there is reasonable concern that these have been forged or have been given with respect to Shares for which other letters of authorization were issued.

19.	Voting by proxy statement

In accordance with these Articles and with the provisions of the Companies Law and the regulations promulgated thereunder, the shareholders of the Company are entitled to vote at general meetings of the Company, on all issues with respect to which the possibility of voting by proxy statement is required by law as well as on issues with respect to which the Company’s board of directors may choose, from time to time, to allow voting by proxy statement.

Chapter Four - Board of Directors

20.	Appointment of directors and termination of service

20.1
Number of Directors – The number of directors of the Company shall be not less than three (3) and not more than thirteen (11) (including external directors), unless otherwise resolved by the general meeting.

20.2	Appointment of Directors at the Annual Meeting, and Replacement Thereof

20.2.1
The directors shall be elected every annual meeting and shall serve in office until the expiration of the following annual meeting, and as long as no annual meeting has been convened, unless their office shall be vacated prior to such time in accordance with the provisions of these Articles. The elected directors shall take office commencing from the expiration of the meeting at which they were elected, unless a later date shall be determined in the resolution of their appointment.

20.2.2
The general meeting may, at any time, with a simple majority, dismiss a director, and it may resolve, at that time, to appoint another person in his place. The director whose dismissal is on the agenda of the meeting shall be given a reasonable opportunity to present his position to the meeting.

20.2.3
At every annual meeting, the directors appointed at the previous annual meeting shall be deemed to have retired from office. A retiring director may be re-elected. Notwithstanding the foregoing, in the event that no directors were appointed at the annual meeting, the directors currently serving office shall continue to serve in office.

20.2.4
A special meeting of the Company may appoint directors to the Company instead of directors whose office has been terminated and also in any event that the number of the members of the board of directors shall be less than the minimum number determined in the Articles or by the general meeting. In addition, a special meeting of the Company may terminate the office of a director subject to the provisions of the Companies Law.

20.2.5
The provisions of sections 20.2.1 - 20.2.4 above shall not apply to the appointment and the continuation in office of external directors, in respect of whom the provisions of the Companies Law shall apply.

20.2.6
Subject to the provisions of the law with regard to the expiration of the office of a director, but notwithstanding that stated in section 230 of the Companies Law, the office of a director shall not be terminated, except as set forth in this chapter.

20.3
The Appointment of Directors by the Board of Directors – The board of directors may appoint an additional director or additional directors to the Company, whether for the purpose of filling an office which has been vacated for any reason or whether in the capacity of an additional director or additional directors, provided that the number of the directors shall not exceed the maximum number of the members of the board of directors. Each director so appointed shall serve in office until the first annual meeting which shall be held after his appointment, in addition to the directors whose term in office has expired, as aforesaid in section 7.2.2 above. These directors may be re-elected by a simple majority of the general meeting, unless their office was terminated by the board of directors or by the general meeting.

20.4
Date of Commencement of Office as a Director – The elected directors shall take office commencing from the expiration of the general meeting at which they were elected or on the date of their appointment by the board of directors as stated in section 20.3 above, as the case may be, unless a later date shall be determined in the resolution on their appointment.

20.5
Alternate Director – Subject to the provisions of the law, a director may, from time to time, appoint for himself an alternate director (hereinafter:  "Alternate Director "), remove such Alternate Director, and also appoint another Alternate Director in place of an Alternate Director whose office has been vacated for any reason, whether for a particular meeting or permanently.

20.6
Director’s Proxy – Subject to the provisions of the law, each director and each Alternate Director may appoint a proxy to participate in and to vote, instead of them, at any meeting of the Board of Directors or of a board of directors Committee. Such an appointment may be general or for the purpose of a single meeting or several meetings. Should a director or an Alternate Director be present at such a meeting, the proxy may not vote instead of the director who appointed him. Such an appointment shall be in effect in accordance with that stated therein or up until the cancellation thereof by the appointer. A director or Alternate Director of the Company may serve as such a proxy.

20.7
Continuation of the board of directors’ activity after termination of service - if the office of a director is vacated, the remaining directors may continue to act as long as their number has not reduced below the minimum number required in these Articles or by the general meeting. If such number of directors reduces, the remaining directors may act solely for convening a general meeting of the Company.

20.8
Meetings held by communication and not convened - at a meeting convened by using any means of communication, it shall be sufficient if all the directors who are entitled to participate at the discussion and in the vote can hear one another contemporaneously.

The board of directors may pass resolutions without actually convening, provided that all the directors who are entitled to participate in the discussion and vote on the matter of the proposed resolution have agreed not to convene to discuss such matter. Resolutions so passed will be documented in minutes of the resolutions, including the resolution not to convene, and be signed by the chairman of the board of directors. A resolution passed in accordance with this paragraph shall be valid for all purposes as if it had been passed at a meeting of the board of directors, duly convened and held.

20.9	Fees of board of directors' members - subject to the provisions of the Companies Law, the Company may pay directors remuneration for performing their duties qua directors.

21.	Chairman of the Board of Directors

21.1
Appointment - the board of directors will choose one of its members to serve as chairman of the board of directors and shall in the resolution of the appointment, determine the period for which he will hold office. Unless otherwise provided by the resolution of his appointment, the chairman of the board of directors shall hold office until another is appointed in his stead or until his service as chairman shall be terminated by the board of directors or until he ceases to serve as director, whichever is the earlier. In case that the chairman of the board is ceasing to serve as a director of the Company, the board of directors shall appoint a new chairman.

21.2
Absence of casting vote - in the event of an equality of votes on a resolution of the board of directors, the chairman of the board or the person who has been appointed to preside over the meeting, shall have no additional vote.

22.	Acts of the Directors

22.1	Convening of board of directors’ meetings

Every notice of a meeting of the board of directors may be given orally or in writing provided the notice will be given a reasonable time before the time appointed for the meeting. Notwithstanding the foregoing, in urgent cases and with the consent of a majority of the directors, the board of directors of the Company may convene for a meeting, without notice.

Such notice will be given in writing, by fax, e-mail or other means of communication all to the address or fax number, e-mail address or address to which notices may be sent by other means of communication, as appropriate, and as conveyed by the director to the Company upon his appointment, or by notice in writing to the Company thereafter. Notice of meetings of the board of directors will include all the business which is on the agenda, in reasonable detail.

No notice will be sent to an alternate or proxy who has been appointed unless the director has given notice that he wishes the notice to be sent to him also.

22.2
Quorum - the quorum for meetings shall be a majority of the members of the board of directors, who are not prevented by law from attending the meeting, or such other quorum as will be fixed by the board of directors by a majority of its members, from time to time.

22.3
Validity of the acts of the directors in the case of an Incompetent director - subject to any law, all the acts that have been done in good faith at a meeting of the board of directors or by a committee of the board of directors or by any person acting as director shall be effectual notwithstanding it be afterwards discovered that there was some defect in the appointment of any such director or person so acting or that they or any of them were disqualified, as if every such person had been duly appointed and was qualified to be a director.

22.4	Committees of the board of directors

Subject to the provisions of the Companies Law, the board of directors may appoint committees of the board and may also delegate to such committees any of its powers.

The committees of the board will report to the board on a regular basis its resolutions or recommendations. Resolutions or recommendations of board committees requiring board approval will be submitted to the directors, reasonable time before discussion on the board. The board of directors may revoke a resolution of a committee guided by it, however, such revocation shall not affect the validity of any resolution of a committee under which the Company will have acted towards any other person, who did not know of such revocation.

23.	Validity of acts and approval of transactions

23.1
Subject to the provisions of any law, all acts done by the directors or by a committee of the directors or by any person acting as director, or as a member of a committee of the board, or by the general manager, as appropriate, shall be effectual notwithstanding it be afterwards discovered that there was some defect in the appointment of the board of directors, the board committee, the director being a member of the committee or the general manager, as appropriate, or that any of such officeholders were disqualified from holding office.

23.2	Subject to the provisions of the Companies Law:

23.2.1
No officer shall be disqualified from holding office in the Company by reason of the holding of shares of a company or being the holder of an office in any company, an interested party or officer in any other corporation, including a corporation of which the Company is an interested party, or which is a shareholder of the Company. No officeholder shall similarly be disqualified from acting as such in the Company by reason of his entering into or following the engagement of any such corporation mentioned above in any agreement with the Company on any matter in any manner whatsoever.

23.2.2
The service of a person as officeholder of the Company shall not disqualify him or his relative or other body corporate that is an interested party therein from entering into any contract with the Company in transactions in which the officeholder has a personal interest in any way.

23.2.3
An officeholder shall be entitled to attend and vote at discussions in regard to the approval of transactions or acts in which he has a purported personal interest, as detailed in paragraphs 23.2.1 and 23.2.2 above.

23.3
Subject to the provisions of the Companies Law, a general notice to the board of directors by the officeholder or controlling stakeholder of the Company regarding his/its personal interest in any particular entity, detailing that personal interest, shall constitute sufficient disclosure by the officeholder or controlling stakeholder to the Company regarding his/its personal interest, for the purpose of any engagement with such entity in any transaction not being irregular.

Chapter Five - Officeholders, Secretary, Internal Auditor and Auditor

24.	General Manager

24.1
The board of directors may, from time to time, appoint a general manager for the Company and may appoint more than one general manager. The board may also at any time dismiss or replace the general manager as it deems fit, subject to the terms of any contract between him and the Company. The general manager shall be responsible for the ongoing management of the Company’s affairs in the framework of the policy that has been set by the board, and subject to its directions.

24.2
The general manager shall have all the managerial and executive powers that have been conferred upon him by statute or these regulations or by virtue thereof on any other organ of the Company, subject to any law and excepting those powers which have been removed from him to the board. The general manager shall be subject to the supervision of the board of directors.

24.3	The general manager may, with the approval of the board, delegate to another person who is subordinate to him, any of his powers; such approval may be general and given in advance.

24.4
Without derogating from the provisions of the Companies Law and any law, the general manager shall submit to the board of directors, reports on such matters, at such times and in such volume as will be determined by the board, either by specific resolution or in the framework of the board procedures.

24.5
The general manager will promptly notify the chairman of the board of any irregular matter that is material to the Company and if there is no chairman of the board or he is constrained from fulfilling his duties, the general manager shall give notice thereof to all of the members of the board of directors.

24.6
The general manager may from time to time appoint officeholders to the Company (with the exception of directors and a general manager) for such permanent, temporary and special duties, as the general manager shall deem fit, and may similarly terminate the services of one or more of such persons, at any time.

25.	Internal auditor

25.1	The board of directors of the Company will appoint an internal auditor in accordance with the proposal of the audit committee.

25.2	The chairman of the board of directors will be the supervisor within the Company’s organization over the internal auditor.

25.3
The internal auditor will submit to the audit committee, a proposal for the annual or periodic work program, such program to be approved by the audit committee with such changes as appear appropriate to it.

26.	Secretary

The board of directors may appoint a secretary to the Company on such conditions as it deems fit and appoint an under-secretary and define the ambit of their duties and powers. The general manager or the person empowered by him in that behalf shall, if no secretary shall have been appointed for the Company, fulfill the duties that are prescribed for the secretary according to any law, these Articles or by resolution of the board, and, in the absence of a general manager, such duties shall be performed by the person who will have been appointed in that behalf by the board of directors.

The secretary of the Company shall be responsible for all the documents that will be kept at the registered office of the Company, and maintain the registers that the Company maintains by law.

27.	Auditor

27.1	Subject to the provisions of the Companies Law, the general meeting may appoint an auditor for such period exceeding one year, as will be determined by the general meeting.

27.2
The board of directors will determine the remuneration of the Company’s auditor for audit activities as well as for additional non-audit-related services, unless otherwise directed by the Company in general meeting.

Chapter Six – Maintaining and Distribution of Share Capital

28.	Distribution and allocation of dividends and bonus shares

A resolution by the Company to distribute a dividend, bonus shares, or any other distribution, including a distribution that does not meet the profit criterion set by the Companies Law, and the terms thereof, will be approved by the Company’s Board of Directors.

29.	Dividend and bonus shares

29.1	Right to a dividend or bonus shares

A dividend or bonus shares will be distributed to those who were registered in the Company’s Shareholder Register on the date of the resolution to make the distribution or on another date that shall be specified in such resolution.

29.2	Payment of the dividend

29.2.1
The Board of Directors may decide that the dividend will be, fully or partly, paid in cash, or by way of distribution of assets in kind, including securities or otherwise, at its discretion.

The Board of Directors may, prior to deciding on the distribution of a dividend, to set aside any amounts out of retained earnings, as it shall see fit, to a general fund or a reserve fund for the distribution of a dividend, the distribution of bonus shares or any other purpose, as shall be determined by the Board of Directors at its discretion.

Until use is made of the aforesaid funds, the Board of Directors may invest the amounts set aside as above and the monies of the funds in any investment, as it shall see fit, to handle such investments, to change them, or to use them for any other purpose, and shall be entitled to divide the reserve fund into special funds and to use each fund or a part thereof for the business of the Company, without holding it separately from other assets of the Company, all at the discretion of the Board of Directors and under its terms.

29.2.2	Manner of payment

Unless otherwise determined in the resolution on the distribution of the dividend, any dividend may be paid net of the tax applicable under any law, by a check to the payee only, which will be sent by registered mail to the address of record of the shareholder entitled thereto, or by bank transfer. Any such check will be made to the order of the person to whom it is being sent. A dividend in kind will be distributed as shall be determined in the distribution resolution.

In the case of registered joint holders, the check will be sent to the shareholder whose name appears first in the Shareholder Register in relation to the joint holding.

The sending of the check to a person whose name, or in the case of joint holders - the name of one of the joint holders, appears on the Shareholder Register on the Date of Record as the holder of a Share, shall be deemed as a release in connection with all the payments made in respect of that Share.

The Company may decide that checks below a certain amount will not be sent, and the amounts of dividend that would have been payable, as above, shall be deemed as an unclaimed dividend.

The Company may set off from the amount of the dividend to which a shareholder is entitled any debt of the shareholder to the Company, whether it has fallen due or not.

29.2.3	Unclaimed dividend

The Board of Directors may invest any amount of a dividend that is not claimed within one year of its declaration or to use it otherwise to the benefit of the Company, until it is claimed. The Company will not be required to pay interest or linkage on an unclaimed dividend.

At the end of one year from the date of payment of any unclaimed dividend, the Company shall be entitled to use such unclaimed dividend for any purpose whatsoever and the shareholder who is entitled to such unclaimed dividend will not have any contention and/or claim in this respect.

29.3	Capitalization of earnings to funds and distribution of bonus shares

29.3.1
Funds - The Board of Directors may, at its discretion, set aside into special capital reserves any amount out of the retained earnings of the Company or from the revaluation of its assets, or its proportionate share in the revaluation of the assets of its affiliates, and determine the purpose of such reserves. The Board of Directors may also cancel such reserves.

29.3.2
Distribution of bonus shares - Subject to the provisions of the Companies Law, the Board of Directors may decide to allot bonus shares and to turn into share capital part of the Company’s earnings, as defined in Section 302(b) of the Companies Law, from share premium or from any other source within its equity, as stated in its most recent financial statements, in an amount that shall be determined by the Board of Directors and which will not fall below the par value of the bonus shares.

Bonus shares that have been allotted will be deemed as having been paid-up.

Having decided on the allotment of bonus shares, the Board of Directors shall be entitled to decide that the Company will transfer to a special fund that will be designated for the future distribution of bonus shares, such amount that, turned into share capital, would be sufficient to allot to any person which, at such time and for any reason, holds a right to purchase Shares in the Company (including a right that may only be exercised at a later date) the bonus shares to which he would have been entitled had he exercised the right to purchase the Shares shortly before the Date of Record for the eligibility to the bonus Shares (hereinafter in this Section: the "Date of Record”). In the event that, subsequent to the Date of Record, the holder of said right exercises his right to purchase the Shares or a part thereof, the Company will allot him the number and par value of bonus shares to which he would have been entitled had he exercised his right to purchase the shares that he had purchased in practice, shortly before the Date of Record. The bonus shares will entitle their holders to participate in the distribution of dividends starting on the date that will be determined by the Board of Directors. For the purpose of determining the amount that is to be transferred to the aforesaid special reserve, any amount that has been previously transferred to this reserve in respect of prior distributions of bonus shares will be deemed as an amount that has been capitalized and out of which Shares have been allotted that entitle the holders of the right to purchase Shares to receive bonus shares.

For purposes of the distribution of bonus shares, the Board of Directors may settle, as it sees fit, any difficulty that may arise and  make adjustments, including the decision not to distribute fractional Shares, the issue of certificates for a cumulative amount of fractional Shares, the sale of the fractions and the payment of their consideration to those that are entitled to receive the fractional bonus shares, and to decide that payments to the shareholders will be made in cash, or that fractions with a value less than a specified amount (and if not specified, less than NIS 50) will not be taken into account in performing such adjustments.

30.	Acquisition of the Company’s securities

The Company may acquire its own securities, and may, in such a case, cancel the same.

Chapter Seven - Exemption, Indemnity and Officeholders’ Insurance

31.	Release of Officers

The Company may exempt, in advance and retroactively (insofar as permitted by law), an officer from his liability, in whole or in part, due to damage following breach of the duty of care to the Company, to the maximum extent permitted by any law.

32.	Indemnification of Officers

The Company may indemnify officers of the Company to the maximum extent permitted by any law. Without derogating from the generality of the foregoing, the following provisions shall apply:

32.1
The Company may indemnify an officer of the Company on account of a liability or expense imposed upon him or which he incurred following an act which he carried out in his capacity as an officer of the Company, as set forth below:

32.1.1	Financial liability that was imposed upon him in favor of another person pursuant to a judgment, including a compromise judgment or an arbitrator's award approved by the Court;

32.1.2
Reasonable litigation expenses, including attorneys' fees paid by an officer following an investigation or proceeding conducted against him by an authority authorized to conduct such investigation or proceeding, and which ended without the filing of an indictment against him and without any financial obligation being imposed on him as an alternative to a criminal proceeding, or which ended without the filing of an indictment against him but with the imposition of a financial obligation as an alternative to a criminal proceeding for an offense which does not require proof of mens rea or in connection with a financial sanction;

32.1.3
Reasonable litigation expenses, including attorneys' fees paid by the officer or which he was required to pay by a court, in a proceeding filed against him by the Company or on its behalf or by another person, or in criminal charges from which he was acquitted, or in criminal charges in which he was convicted of an offense which does not require proof of mens rea;

32.1.4	A financial obligation imposed on the officer for all of the parties injured by the violation of an Administrative Proceeding , as stated in section 52 (54) (a) (1) (a) of the Securities Law;

32.1.5	Expenses incurred by an officer in connection with an Administrative Proceeding conducted in his regard, including reasonable litigation expenses, and including attorneys' fees;

32.1.5	Any other liability or expense in respect of which it is permitted or shall be permitted by law to indemnify an officer.

32.2	Indemnification in Advance

The Company may give an undertaking, in advance, to indemnify an officer of the Company in respect of any liability or expense as set forth in section 32.1.1 above, provided that the advance indemnity undertaking shall be limited to types of events which, in the opinion of the Board of Directors, may be foreseen, in light of the Company's actual operations at the time of the provision of the indemnity undertaking, and also to such amount or criterion as the Board of Directors have determined to be reasonable given the circumstances of the matter, and when the indemnity undertaking specifies the events which, in the opinion of the Board of Directors, may be foreseen, in light of the Company's actual operations at the time of the provision of the undertaking, and also the amount or criterion as the Board of Directors have determined to be reasonable given the circumstances of the matter. The Company may also give an undertaking, in advance, to indemnify an officer of the Company in respect of any liabilities or expense as set forth in sections 32.1.1, 32.1.3, 32.1.4, 32.1.5 and 32.1.6 above.

32.3	Retroactive Indemnification

The Company may indemnify an officer of the Company retroactively.

32.4	Maximum indemnity

The maximum indemnity amount payable by the Company to all the officeholders who are entitled to receive indemnity, either in advance or retroactively, according to all the indemnity letters that the Company will grant to the officeholders (including indemnity letters that it has granted to officeholders of its held companies), if and to the extent it will grant the same in respect of the grounds set out in paragraphs 32.1.1 - 32.1.6 above, shall not exceed in the aggregate, the ‘maximum indemnity amount’ (as hereinafter defined).

For the purposes of this paragraph, the term ‘maximum indemnity amount’ shall have the meaning set out below, that will be determined on the date of each payment by virtue of the indemnity letter:

32.4.1
NIS 2 million, if the Company’s ‘equity capital’ (as hereinafter defined) is lower than NIS 32 million (including to the extent the Company’s equity capital is negative) and the Company’s ‘working capital’ (as hereinafter defined) is negative.

32.4.2	NIS 8 million, if the Company’s ‘equity capital’ is lower than NIS 32 million (including to the extent the Company’s equity capital is negative) and the Company’s ‘working capital’ is positive.

32.4.3	25% of the Company’s ‘equity capital’ and in no case more than NIS 40 million, if the Company’s equity capital is NIS 32 million or more.

For the purposes of this paragraph, the term “equity capital” shall bear the following meaning, that will be determined on the date of each payment by virtue of the indemnity letter:

The Company’s consolidated equity capital as existing according to the Company’s last consolidated financial statements, as existing as of the date of the actual payment in respect of the indemnity.

For purposes of this paragraph, the term “working capital” shall bear the following meaning, that will be determined on the date of each payment by virtue of the indemnity letter:

The surplus of the Company’s current assets over its current liabilities, as existing according to the Company’s last consolidated financial statements, which existed as of the date of the actual payment in respect of the indemnity.

33.	Insurance of Officers

33.1
The Company may insure officers of the Company, to the maximum extent permitted by any law. Without derogating from the generality of the foregoing, the Company may engage in a contract to insure the liability of an officer of the Company in respect of any liability which shall be imposed on him following an act carried out in his capacity as an officer of the Company, in any one of the following events:

33.1.1	Breach of the duty of care to the Company or to any other person;

33.1.2	Breach of the fiduciary duty to the Company, provided that the officer acted in good faith and had reasonable grounds to assume that his act would not adversely affect the Company's best interests;

33.1.3	Financial liability imposed upon him in favor of another person;

33.1.4	Financial liability imposed on the officer for all of the parties injured by the violation of an Administrative Proceeding, as stated in section 52 (54) (a) (1) (a) of the Securities Law;

33.1.5	Expenses incurred by an officer in connection with an Administrative Proceeding conducted in his regard, including reasonable litigation expenses, and including attorneys' fees;

33.1.6	Any other event in respect of which it is permitted or shall be permitted by law to insure the liability of an officer.

34.	Exemption, Indemnification and Insurance – General

34.1
The provisions set forth above with regard to exemption, indemnification and insurance are not intended to and shall not restrict the Company in any manner in its engagement in a contract with regard to the exemption, insurance or indemnification of the following persons:

34.1.1	Persons who are not officers of the Company, including employees, contractors or consultants of the Company, who are not officers of the Company;

34.1.2
Officers of other companies. The Company may engage in a contract with regard to the exemption, indemnification and insurance of officers of companies in its control, associated companies or other companies in which it has any interest, to the maximum extent permitted by any law, and for this purpose, the provisions set forth above in the matter of the exemption, indemnification and insurance of officers of the Company shall apply, mutatis mutandis.

34.2
It shall be clarified that in this Chapter, an undertaking with regard to the exemption, indemnification and insurance of officers, as aforesaid, may remain in effect also after the officer has ceased to serve as an officer of the Company.

Chapter Eight - Merger, winding-up and re-organization of the Company

35.	Merger

Subject to any law, the majority required to approve a merger by the general meeting or class meeting will be a simple majority.

36.	Liquidation

36.1
If the Company is liquidated, whether voluntarily or otherwise, the liquidator may, with the approval of a general meeting, distribute in kind between the shareholders parts of the Company’s assets and, subject to a similar approval, may deposit any part of the Company’s assets with trustees on behalf of the shareholders, as the liquidator, subject to the aforesaid approval, shall see fit.

36.2
Subject to special rights attaching to Shares, if Shares are allotted with special rights, the Company’s Shares will rank pari passu in relation to the amounts of equity paid or credited as paid on account of their par value, in all matters relating to repurchase and participation in the distribution of the Company’s surplus assets upon liquidation.

37.	Restructuring of the Company

37.1
Upon the sale of assets of the Company, the Board of Directors, or the liquidators (in the event of liquidation), if so authorized by a resolution passed in the Company’s general meeting by a simple majority, may receive Shares paid in whole or in part, debentures or securities of another company, Israeli or foreign, whether incorporated or that is about to be incorporated for the purpose of acquiring the assets of the Company or a part thereof, and the directors (if the Company’s earnings so allow) or the liquidators (in the event of liquidation) may distribute among the shareholders the aforesaid Shares or securities or any other assets of the Company without realizing them or deposit them with trustees on behalf of the shareholders.

37.2
The general meeting may, subject to a resolution passed in the Company’s general meeting by a simple majority, decide on the evaluation of the aforesaid securities or assets at such price and in such manner as shall be decided by the general meeting, and the shareholders will be required to accept any evaluation or distribution authorized as above and to waive their rights in this matter, other than, to the extent that the Company is pending liquidation or is in the process of liquidation, those legal rights (if any) which, pursuant to the provisions of the law, may not be changed or excepted.

Chapter Nine - Notices

38.	Notices

38.1
A notice or any other document may be delivered to every member appearing in the Company’s register of members either personally or by sending it by registered mail, addressed to the address of such member as recorded in the register of members or to any address of which such shareholder has given notice in writing to the Company as being an address for delivery of notices or by means of publication in two newspapers in Israel, as determined by the Company.

38.2
All notices that are to be given to shareholders will be given with respect to shares held jointly, to the person whose name is referred to first in the register of shareholders and any notice given in this manner shall be sufficient notice to such shareholders.

38.3
Any notice or other document that has been given or sent to the member pursuant to these Articles will be deemed to have been duly given and sent with respect to all the shares that are held by him whether the shares are held by him alone or by him jointly with others (notwithstanding the death or bankruptcy of such member or grant of a winding-up order, appointment of a trustee or liquidator or receiver over his shares, at such time and regardless of whether the Company knew of his death or bankruptcy or otherwise, or not) until another person will be registered in his stead as holder thereof, and such delivery or dispatch will be deemed to be sufficient if made to any person having a right in the shares.

38.4
Any notice or other document that has been sent by the Company by mail according to an address in Israel will be deemed to have been delivered within 48 hours of the date on which the letter containing the notice or the document has been posted, or within 96 hours in the case of an address abroad, and in proving delivery it will be sufficient to prove that the letter containing the notice or the document was properly addressed and posted.

38.5
Save to the extent required by law, the Company shall not send to the registered members notice(s) of a general meeting(s). Notice of the general meeting will set out the place and time at which the meeting will convene, the agenda, summary of the resolutions proposed and all the details that are required by law.

38.6
The accidental omission to give notice regarding a general meeting or non-receipt of any notice by a member of any meeting or other notice will not cause the disqualification of a resolution adopted at such meeting or of any proceedings based on such notice.

38.7
Any shareholder and any member of the board may waive his right to receive a notice or to receive a notice at any particular time and may agree that a general meeting of the Company or meeting of the board, as the case may be, will convene and be held notwithstanding the fact that he has not received any notice thereof or despite the notice not having been received in the time required.